EXHIBIT 10.8

SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as the 14th day of April, 2003 (“Effective Date”), between TEAM RACING AUTO CIRCUIT, LLC, a Delaware limited liability company and a wholly owned subsidiary of TEAM SPORTS ENTERTAINMENT, INC, a Delaware corporation, having an office at 13801 Reese Blvd. West, Suite 150, Huntersville, North Carolina 28078 (“TRAC”), and Raycom Sports, a              corporation (“Raycom”).

RECITALS

TRAC desires to engage Raycom as an independent contractor to solicit sales of sponsorship and advertising rights for events that will occur in the automotive racing league to be established by TRAC (the “League”) and will be broadcast by ESPN, Inc. (“ESPN”), and Raycom desires to provide those services, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises in this Agreement, the parties stipulate and agree as follows:

1. EXCLUSIVE SALES REPRESENTATIVE.

(a) TRAC hereby appoints Raycom as its exclusive sales representative to solicit sales of sponsorship and advertising rights (defined below) for the League by having each prospective sponsor complete a TRAC Sponsorship Agreement and Application in a form deemed satisfactory by TRAC (the “Application”). TRAC will have the sole authority to accept or reject each Application. Raycom shall make no representations to any prospective sponsor that are not contained in the written materials furnished by TRAC for the League.

(b) Raycom shall use its best efforts to aggressively solicit sales of the Rights in accordance with the terms of this Agreement and shall make sales reports to and in a manner agreed upon by TRAC. Raycom shall employ and maintain sufficient staff and sales personnel to meet its obligations under the Agreement. Raycom shall make such filings and take such action as may be required to qualify to do business under all applicable state and local laws in order to perform the services contemplated by this Agreement and shall comply with all applicable laws and regulations.

2. SCOPE AND ADVERTISING RIGHTS. Sponsorship and advertising rights (the “Rights”) will include

(a) 16 national units for each program hour which is broadcasted by ESPN, with the expectation of two program hours for each of 13 races,

(b) a minimum of three of each of open, middle and close billboards for each race, with a possible extension from three of each to four of each, if approved by ESPN on a case-by-case basis,

(c) title or presenting sponsorship for each regular season race,

(d) title or presenting sponsorship for the championship race,

(e) official league sponsorship,

(f) official league supplier sponsorships,

(g) title or presenting sponsorship of TRAC,

(h) the signage on the cars, participants and throughout the venue, subject to contractual arrangements to be worked out among TRAC, the race teams, and the venue operators, and

(i) any other mutually agreed upon sponsorship or advertising rights that have not been identified at this time.

All advertisers including purchasers of signage will be subject to both TRAC’s and ESPN’s approval and policies.

3. SALES COMMISSION.

(a) TRAC shall pay Raycom a sales commission (the “Sales Commission”), which shall consist of 12.5% of the amount TRAC actually collects on sales of the Rights to each sponsor whose Application was first submitted to TRAC by Raycom and accepted by TRAC during the Agreement Period (defined in Section 4 below).

(b) TRAC shall advance Raycom $14,000 a month, which shall be non-refundable (the “Monthly Advance”). This Monthly Advance will be paid at the beginning of every month during the Agreement Period (defined in Section 4 below). Raycom shall use this amount to pay for all of its expenses incurred in pursuit of sponsors for the League.

(c) Sales Commissions payable to Raycom shall be paid on or before the last day of the month following the month in which payment for the Rights to which such Sales Commissions apply is collected by TRAC.

(d) Each Sales Commission payment from TRAC to Raycom shall be reduced by an amount equal to the aggregate amount of all prior Monthly Advances that have not been netted previously against Sales Commissions.

4. TERMINATION AND TERM OF THE AGREEMENT. The term of the Agreement shall be from the date of signing of the Agreement until July 1, 2005 (the “Agreement Period”) except that the Agreement shall terminate upon the termination of the audio-video rights agreement between TRAC and ESPN, Inc. dated April 15, 2003. Either TRAC or Raycom may terminate this Agreement immediately for cause, which shall mean, for purposes of this Agreement, the other party’s breach of this Agreement if such breach remains uncured 15 business days following written notice of such breach to the breaching party or the other party’s commission of a crime or an act of moral turpitude. Upon termination of this Agreement for any reason, Raycom shall provide to TRAC immediately a written list of all existing sales leads.

5. RIGHT OF FIRST NEGOTIATION AND OFFER/REOFFER PROCEDURE.

(a) Prior to the expiration of the Agreement Period, TRAC agrees to negotiate exclusively with Raycom for 60 days (the “Negotiating Period”) regarding the continuation of Raycom as the exclusive representative of TRAC in sales of Rights for the League for one or more years.

(b) If Raycom and TRAC do not reach a new agreement during the Negotiating Period, then within 7 days thereafter TRAC must make a written offer to Raycom of the monetary consideration on which TRAC is willing to offer the exclusive sales representation for the Rights to Raycom (the “Offer”). With the exception of monetary consideration, this Offer cannot contain any terms or conditions that materially differ from those contained in this Agreement. If Raycom does not accept the Offer within 14 days after receiving it, TRAC may then enter into an agreement with a third party for the exclusive sales representation for the Rights but not without first re-offering to Raycom the same terms contained in any such third-party offer (the “Reoffer”). Raycom must accept or reject a Reoffer no later than 7 days after receiving it.

6. NO COMPETITION. During the term of this Agreement and for a period of six months following the termination of this Agreement for any reason, Raycom shall not solicit sponsors for any auto racing league owned or operated by any person or company other than TRAC. TRAC shall be entitled to injunctive relief to enforce this provision.

7. INDEPENDENT CONTRACTOR. Raycom is an independent contractor. Nothing in this Agreement shall make Raycom, and Raycom shall not hold himself or herself out as, the agent, partner, joint venturer, employee or legal representative of TRAC for any purpose. Raycom shall have no authority to bind TRAC in any manner or for any purpose. Raycom shall be responsible for all of its own and its employees’ costs and expenses, including the costs and expenses of insurance, office space, any applicable taxes, withholdings, contributions, fees or charges levied or required by any governmental entity as a result of Raycom’s performance under this Agreement. Raycom shall not be covered by TRAC’s workers’ compensation or unemployment insurance.

8. ADDITIONAL TERMS.

(a) TRAC agrees to make available a representative or representatives to accompany Raycom’s sales personnel in any situation in which Raycom feels that a representative of TRAC would be helpful in closing a sale.

(b) TRAC and Raycom shall jointly establish the prices, charges, terms and conditions governing the sale of the Rights.

(c) Both TRAC and Raycom agree to make office space available for use by the other.

MISCELLANEOUS.

(a) No waiver of any breach of any term or provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that term or provision.

(b) This Agreement shall be governed by the laws of the State of North Carolina, excluding its conflict of law principles. Any action or proceeding relating to this Agreement shall be commenced and heard in the federal and state courts for Mecklenburg County, North Carolina, and the parties hereby consent to the jurisdiction and venue of those courts. The titles and subtitles of various sections and paragraphs of this Agreement are inserted for convenience and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants and conditions of this Agreement. The language in all parts of this Agreement shall in all cases be construed simply according to its fair meaning and not strictly for or against either party. It is agreed that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

(c) All notices required under this Agreement shall be in writing and shall be deemed given when mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their addresses as set forth below, or at those other addresses the parties may specify by notice given in accordance with this Section.

If to Raycom:	If to TRAC:
Ken Haines	Terry Hanson
Raycom Sports	Team Racing Auto Circuit, LLC
2815 Coliseum Centre Drive, Suite 200	13801 Reese Blvd. West, Suite 150
Charlotte, North Carolina 28217	Huntersville, North Carolina 28078

(d) Each party to this Agreement represents, agrees and warrants that it will perform all other acts and execute and deliver all other documents that may be necessary or appropriate to carry out the intent and purposes of this instrument.

(e) This Agreement shall inure to the benefit of be binding on the parties and their respective successors, heirs and permitted assigns. Raycom shall not assign this Agreement or delegate any of his or her duties without the prior written consent of TRAC. Any attempted assignment or delegation without that consent shall be void.

(f) This Agreement sets forth the entire agreement between the parties with respect to the subject matter supersedes all previous agreements, understandings, usages of trade and courses of dealing between the parties.

(g) Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to the law. Whenever there is any conflict between any provision of this Agreement and any present or future state, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect. If any arbitration tribunal or court of competent jurisdiction deems any provision hereof (other than the payment of money) unreasonable, said tribunal or court may declare a reasonable modification thereof and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform the same as thus modified.

(h) This Agreement cannot be amended except in accordance with a writing signed by both parties.

(i) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

RAYCOM SPORTS		TEAM RACING AUTO CIRCUIT, LLC

/s/ KEN HAINES		/s/ TERRY HANSON
By:	Ken Haines	By:	Terry Hanson
Title:	President and Chief Executive Officer	Title:	President and Chief Operating Officer

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